APOSTILLE

(Hague Convention of 5 October 1961/Convention de La Haye du 5 Octobre 1961)

1. *Country: The Republic of the Marshall Islands*

This Public Document

2. *has been signed by* **A. Konstantinou**

3. *acting in the capacity of* *Deputy Registrar of The Republic of the Marshall Islands*

4. *bears the seal/stamp* **of the Republic of the Marshall Islands**

Certified

5. *at* **Piraeus, Greece** *6.* *on* **November 26, 2013**

7. *by Special Agent* , **Bureau of Maritime Affairs of the Republic of the Marshall Islands**

8. *Number:* **P-28695-11-13**

9. *Seal/Stamp* *10.* *Signature:*



ARTICLES OF AMENDMENT

OF

FREESEAS INC.

Reg. No. 10973

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

November 26, 2013

Deputy Registrar

AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FREESEAS INC. (THE "CORPORATION")

PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATION ACT

I, MARIA BANTEKA, the Secretary of the Corporation, for the purpose of amending the Amended and Restated Articles of Incorporation of the Corporation, hereby certify:

1. The name of the Corporation is: FreeSeas Inc.

2. The Articles of Incorporation were filed with the Registrar of Corporations as of April 23, 2004 and were amended and restated in their entirety as of April 27, 2005 and were further amended on September 24, 2009, September 30, 2010 and February 12, 2013.

3. The following shall be inserted immediately following the last sub-paragraph of Paragraph D of the Amended and Restated Articles of Incorporation, effecting a combination of the outstanding shares of Common Stock:

   "Effective as of 5:01 p.m., Marshall Islands time on December 2, 2013 (12:01 a.m., New York time on December 2, 2013), every five (5) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of common stock of the Corporation (the "Reverse Stock Split"); provided, however, that the number and par value of shares of common stock and the number and par value of shares of preferred stock authorized pursuant to this Paragraph D shall not be altered. No fractional shares shall be issued upon the Reverse Stock Split. All shares of common stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share."

4. All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5. This Amendment to the Amended and Restated Articles of Incorporation was approved by a majority of the shareholders of the Corporation at an annual meeting of the shareholders of the Corporation held on November 14, 2013.

IN WITNESS WHEREOF, I have executed this Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation on this 16th day of November, 2013.

[signature]

MARIA BANTEKA
Secretary

ACKNOWLEDGEMENT

Date: 26th day of November 2013

I acknowledge that MARIA BANTEKA known to me to be the individual described within, executed the foregoing instrument on 26th day of November 2013 and that the execution thereof was his/her act and deed.

E. Gigourtak
Special Agent

SPECIAL AGENT OF THE MARSHALL ISLANDS